UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sonim Technologies, Inc.

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sonim®

Committed to Shareholder Value Creation

June 2025

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the outcome of negotiations with Orbic and the search for strategic alternatives by the Special Committee, the outcome of litigation with Orbic, perceived conflicts of interests of the Orbic nominees, Sonim's ability to enter strategic transactions with potential counterparties, perceived benefits of the strategic alternatives favored by Sonim's board of directors, and the Special Committee's assessments in connection with the search for strategic alternatives. These forward-looking statements are based on Sonim's current expectations, estimates and projections about its business and industry, management's beliefs and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "achieve," "aim," "ambitions," "anticipate," "believe," "committed," "continue," "could," "designed," "estimate," "expect," "forecast," "future," "goals," "grow," "guidance," "intend," "likely," "may," "milestone," "objective," "on track," "opportunity," "outlook," "pending," "plan," "poised," "position," "possible," "potential," "predict," "progress," "promises," "roadmap," "seek," "should," "strive," "targets," "to be," "upcoming," "will," "would," and variations of such words and similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: the ability of Sonim to meet expectations regarding the timing and completion of the proposed transaction; the possibility that the letter of intent (LOI) will not result in the definitive agreement; the possibility that the conditions to the closing of the proposed transaction are not satisfied, including the risk that the required approvals are not obtained and that Sonim's stockholders do not approve the proposed transaction; the occurrence of any event, change or other circumstances that could result in the definitive agreement (if ever executed) being terminated or the proposed transaction not being completed on the terms reflected in the definitive agreement, or at all; the risk that the LOI may be terminated in circumstances that require Sonim to pay a termination fee; potential litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have adverse effects on the market price of Sonim's common stock; risk that the current board of directors of Sonim loses proxy contest and the new directors' slate determines to terminate the proposed transaction (whether at the state of LOI or definitive agreement); risks related to the possible failure of Sonim to achieve earn-out; the effect of the announcement of the proposed transaction on the ability of Sonim to retain key personnel and maintain relationships with customers and business partners; the risk of unexpected costs or expenses resulting from the proposed transaction and the LOI; and other risks and uncertainties, including those described under "Risk Factors" included in Sonim's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this presentation, except as required by law.

Important Information and Where to Find It

Sonim has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

Sonim's stockholders are strongly encouraged to read Sonim's definitive proxy statement (including any amendments or supplements thereto) and any other documents to be filed with the SEC carefully and in their entirety when they become available because they will contain important information.

Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements to the proxy statement, and other documents that Sonim files with the SEC at no charge from the SEC's website at www.sec.gov. Copies will also be available at no charge on Sonim's website at https://ir.sonimtech.com/sec-filings/all-sec-filings.

Participants in Solicitation

Sonim and its respective directors, executive officers, and other members of their management and employees, including Peter Liu (Chief Executive Officer and a director), Clay Crolius (Chief Financial Officer), and Sonim's directors – James Cassano, Mike Mulica, Jack Steenstra, and Jeffrey Wang – under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim's stockholders in connection with the election of directors at Sonim's 2025 Annual Meeting and related proposals to Sonim's stockholders.

Stockholders may obtain more detailed information regarding Sonim's directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions "Directors, Executive Officers, and Corporate Governance," "Security Ownership of Certain Beneficial Owners and Management," and "Certain Relationships and Related Party Transactions" of Sonim's definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 18, 2025.

To the extent holdings of our directors and executive officers reported in the definitive proxy statement change, such changes will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC, if and when they become available. These documents will be available free of charge as described above.

For more information or assistance with voting your shares, please call the Company's proxy solicitor:

430 Park Avenue, 14th Floor,
New York, NY 10022
Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: SONM@investor.sodali.com

sonim.



25 Years of critical comms leadership
IP69K
Where 5G performance meets ultra-rugged design
sonim
SonimWare
puts the ability in durability
Millions ultra-rugged devices sold
18 Years of rugged phone leadership
Celebrating 5 Years Listed On Nasdaq
sonim
SONM NasdaqListed
Nasdaq
Solutions for any situation
PARAMEDIC

Sonim empowers enterprise and mission-critical team with an all-in-one 5G platform—combining rugged devices, intuitive software, and dedicated services—so they can operate smarter, faster, and safer in any environment.



SonimWare
Accessories
Service Partners
SonimCare

Strategic competitive advantages



One

US Company Serving Global Markets

TAA COMPLIANT

Two

Total Solution

- Broad Portfolio, Carrier-grade
- Software & Services
- Accessories Ecosystem
- ESG compliance

Three

Established Carrier Partnerships & Channels 10+ Years

Proven, trusted vendor makes it easier for carriers to consider expanding business

T Mobile | FIRSTNET | Bell | ROGERS
verizon | uscellular | AT&T | TELUS
kpn | Telia | Telstra | vodacom

Four

Differentiation for Target Audience

- Proprietary rugged performance standards
- First-to-market technologies in new portfolio
- Quality-first directive
- Complete ecosystem

Sonim's Successful Strategic Alternatives Process Has Resulted in Superior Alternative to Orbic Proposal

Sale of Assets to Social Mobile
Announced on June 2, 2025

- Signed LOI intended to lead to definitive agreement under which Social Mobile will acquire substantially all of Sonim's operating assets for **up to $20 million, including up to $5 million in earn-out consideration**
- LOI includes clearly defined structure, secured financing without contingencies and an opportunity for Sonim to engage in an RTO
- Special Committee, in consultation with its financial adviser, concluded that the sale represents a compelling strategic opportunity to maximize value to Sonim's stockholders while supporting the continued advancement of Sonim's innovative technology offerings

Reverse Takeover Transaction
Announced on June 25, 2025

- Signed LOI for reverse takeover with a full stack AI factory provider building out Nvidia-based HPC AI factories to support the hyper growth of cloud-based AI workloads
- Sonim stockholders would **retain equity valued at $17.5M** in the combined company (valued at ~$300M)
- Positions Sonim stockholders to benefit from the tremendous growth of the AI revolution

These transactions, taken together, represent a path to superior stockholder value

Orbic's Initial Tactic: Litigation to Slow Sonim's Advancement

- In June 2024, Reliance (Orbic's parent company) filed an IP lawsuit against Sonim, Chuan Wang, and two of Wang's companies (Teleepoch and Uni). Reliance's claims are false and meritless.

- In November 2024, Sonim asked the federal court to throw out Reliance's claims. Rather than fight that motion, Reliance filed amended claims in December 2024. Reliance settled with Wang, Teleepoch, and Uni, and dropped two of its four claims against Sonim.

- In February 2025, Sonim asked the federal court to throw out Reliance's amended claims, which are still false and meritless. Sonim's request is fully briefed and awaiting the Court's decision. The lawsuit is fully stayed (suspended) until the Court issues its decision.

Orbic's Multiple Coercive Attempts to Seize Control of Sonim

Timeline of Events - 2025	
Orbic Assumes Large Voting Stake	**January 15:** Orbic announces agreement to acquire substantial block of common stock from AJP (the Company's largest stockholder) to facilitate potential acquisition
SONM Forms Spec. Committee	Sonim Board promptly formed Special Committee of independent directors not affiliated with AJP to evaluate strategic alternatives, including Orbic's proposal
Orbic Vague "Proposal"	**February 4:** Orbic submitted a vague, two-page "Proposal/Discussion Agenda" calling for resignation of Board and immediate transfer of control of Sonim to Orbic representatives. But Orbic's proposal entirely lacked material terms or financing details
Orbic Threats of Interference	**February 4:** Simultaneously, affiliates of Orbic threatened to interfere with Sonim's key product development and supply relationships if Sonim declined to comply
Orbic Obtains AJP Voting Power	**March 11:** AJP and Orbic entered agreement that provides Orbic sole voting power over all AJP shares to use in connection with a proxy solicitation at the Company's 2025 AGM, but failed to meet required disclosure deadline
Orbic Nominates for Control of SONM Board	**March 20:** Orbic submitted purported notice of nomination for competing slate of directors at Company's 2025 AGM less than two days before the deadline. Board later concluded notice was defective due to missing information but waived the deficiency to avoid protracted litigation

**After attempting to halt Sonim's advancement through its lawsuit,
Orbic abruptly shifted tactics to Board control in order to seize Sonim**

sonim.

Orbic's Illusory Proposals Aim to Derail Sonim's Success

Timeline of Events - 2025	
Orbic Highly Conditional Proposal	**March 31:** Orbic submitted a **non-binding proposal to acquire Sonim for $4.00 per share in cash**
Orbic Goes Dark	**March 31:** In response to the above, Sonim Special Committee made routine and reasonable request for proof of funds to substantiate Orbic's ability to finance the proposed transaction. **Orbic never responded.**
Orbic Recuts its own Proposal with Highly Conditional Financing	**May 16:** Orbic submitted a **revised, highly conditional $1.81 per share** offer with a "confidential" letter of interest from a private lender, which was preliminary, non-binding, subject to extensive conditions, and dated as of April 11, 2025 (well before Orbic's formal submission)
SONM Rejects Orbic Proposal	**May 19:** Following review of publicly available information regarding Orbic's financial condition, Special Committee rejected Orbic's proposal citing lack of credible financing and that it was merely a tactical maneuver to further Orbic's proxy campaign

Sonim's Special Committee has consistently acted in the best interests of all stockholders and has secured value-maximizing alternatives to Orbic's illusory proposals

Proven Board Continues to Drive Sonim's Future



James Cassano
Independent Director
Since 2022

- 40+ years of experience in finance, strategy and corporate governance
- Current CFO of CoActive Health Solutions, a global contract research firm serving biotech and pharma clients
- Deep public company board expertise, including 15+ years at Ideanomics
- Extensive M&A, SPAC and capital markets experience across tech and healthcare
- MBA from Wharton; expert in financial oversight and strategic execution
- Former co-founder and CFO of Tickets.com; led IPO and financial strategy



Peter Liu
Chief Executive Officer
Director Since 2022

- CEO since 2022
- 15+ years of leadership at Sonim
- Spearheaded Sonim's strategic pivot to 5G and semi-rugged devices
- Deep knowledge of Sonim's global operations, R&D, and supply chain architecture
- Former global quality leader at Motorola and Perlos
- MBA from Lawrence Technological University
- Brings continuity, institutional knowledge, and executional rigor to the board



Mike Mulica
Chairman of the Board
Director Since 2021

- 30+ years of leadership in mobile, internet and enterprise tech
- Former CEO and senior executive at Motorola, Openwave, RealNetworks and FusionOne
- Brings deep experience scaling emerging technologies into commercial markets
- Serves as Executive Chairman of AlefEdge and advisor to multiple tech ventures
- Provides a critical link between management and shareholders with focus on long-term value



Jack Steenstra
Independent Director
Since 2022

- 20+ years at Qualcomm; led engineering for next-gen wireless products
- Current CTO of Meta Technologies
- Deep experience in hardware innovation, product strategy and cross-functional R&D
- Background in medical device and digital health systems engineering
- Advisory roles with early-stage tech startups and immersive wireless platforms
- B.S. and M.S. in Electrical & Electronics Engineering (Michigan, USC)
- Provides technical depth and product development expertise critical to Sonim's roadmap



George Thangadurai
Independent Director
Since 2025

- Seasoned tech executive with leadership roles at Intel, Applied Materials and start-ups
- Over 25 years in computing, telecom and IoT systems
- Played a pivotal role in shaping Sonim's roadmap for 5G, CBRS and vertical solutions
- Strong network across Silicon Valley and Asia-Pacific OEM ecosystem
- Known for advocating open innovation, customer co-development and IP monetization
- Provides strategic perspective on competitive landscape, R&D and long-range growth initiatives

Orbic's Nominees are Not Independent, Have Little Public Company Board Experience and Would Push Through Value Destructive M&A

Douglas Benedict
- EVP of Corporate Development of Orbic overseeing M&A
- Would have clear bias towards illusory Orbic proposals
- During his tenure as a director of Alteva, TSR decreased 29.4%[1]

Gregory Johnson
- EVP of Orbic overseeing fintech products
- Previously served as SVP of troubled fintech company OnDeck

Joseph Glynn
- Former VP of Business Development for Qualcomm

Michael Wallace
- Former Senior Vice President of Emerging Business at Qualcomm

Surendra Singh
- Chief Sales and Partnership Officer of CoreStack

No public company board experience

Orbic has a history of strategic missteps, litigation and financial mismanagement – Orbic has been involved in more than 10 separate legal disputes as a defendant in the past 10 years.

Both former Qualcomm executives, another potential counterparty in a transaction

Sources: AJP / Orbic DEF14A filed on 06/24/2024, Boardroom Alpha